UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 18, 2006

Exact Name of Registrant as Specified
	in Charter; State of Incorporation;	IRS Employer
Commission File Number	Address and Telephone Number	Identification Number

1-8962	Pinnacle West Capital Corporation (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0512431

1-4473	Arizona Public Service Company (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0011170
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
     This combined Form 8-K is separately filed by Pinnacle West Capital Corporation and Arizona Public Service Company. Each registrant is filing on its own behalf all of the information contained in this Form 8-K that relates to such registrant and, where required, its subsidiaries. Except as stated in the preceding sentence, neither registrant is filing any information that does not relate to such registrant, and therefore makes no representation as to any such information.

Item 8.01. Other Events
Arizona Public Service Company (“APS”) General Rate Case — Testimony
     As required by the procedural schedule in APS’ general rate case pending before the Arizona Corporation Commission (the “ACC”), on August 18, 2006, the ACC staff and other approved rate case intervenors filed their initial written testimony with the ACC. APS is requesting (a) a 21.3%, or $453.9 million, increase in its annual retail electricity revenues and (b) modifications to the power supply adjustor (“PSA”) approved by the ACC in 2005. The requested rate increase includes the following principal components: $299.0 million (14.0%) for increased fuel and purchased power costs and $155.2 million (7.3%) for non-fuel increases. For additional information regarding APS’ request, see “APS General Rate Case” in Note 5 of Notes to Condensed Consolidated Financial Statements in the Pinnacle West Capital Corporation (“Pinnacle West”)/APS Report on Form 10-Q for the fiscal quarter ended June 30, 2006 (“Note 5”).
     ACC Staff Recommendations
     In its filed testimony, the ACC staff recommends that the ACC increase APS’ annual retail electricity revenues by $208.3 million, which would result in a rate increase of approximately 9.8%. The principal components of the increase recommended by the ACC staff are $193.5 million (9.1%) for increased fuel and purchased power costs; $10.5 million (0.5%) for non-fuel increases; and $4.3 million (0.2%) for environmental portfolio standard.
     In arriving at its recommendations, the ACC staff proposed, among other things, that the ACC:
•	Increase the base fuel amount (from which PSA deferrals are calculated) from the current $0.020743 per kWh to $0.027975 per kWh.;

•	Approve a weighted-average cost of capital of 8.05% based on a return on common equity of 10.25% and APS’ requested capital structure of 45% long-term debt and 55% common equity;

•	Retain the PSA;

•	Approve additions to rate base, including the Sundance Power Plant; and

•	Establish minimum three-year capacity factor targets for the Palo Verde Nuclear Generating Station (“Palo Verde”)based on a three-year average of Palo Verde performance as compared to a group of comparable nuclear plants, with the ACC to review the recovery of any incremental fuel and replacement power costs attributable to Palo Verde not meeting the minimum targets.
     The ACC staff raised for consideration (without specifically recommending) the following potential changes to the PSA:
•	Establishing the PSA annual adjustor, beginning in 2007, based on projected fuel costs rather than historical fuel costs; and

•	Removing the existing limitations on fuel cost recovery.
     If forecasted 2007 fuel costs were used to set the 2007 PSA annual adjustor, the ACC staff estimated that the 2007 PSA annual adjustor would be set to recover approximately $157.4 million over the base rate level of fuel cost recovery recommended. For additional information regarding 2006 PSA-related rate increases, see “Power Supply Adjustor” in Note 5. For information regarding the ACC staff’s recommended disallowances of $17.4 million in PSA deferrals related to 2005 Palo Verde outages, which the ACC staff has requested the ACC to address in the general rate case, see “ACC Staff Report on 2005 Palo Verde

Outages” in Item 8.01 of the Pinnacle West/APS Report on Form 8-K filed with the Securities and Exchange Commission on August 18, 2006.
     Other Intervenors’ Recommendations
     Other intervenors in the rate case include the Arizona Residential Utility Consumer Office (“RUCO”), an office established by the Arizona legislature to represent the interests of residential utility consumers before the ACC; Arizonans for Electric Choice and Competition (“AECC”), a business coalition that advocates on behalf of retail electric customers in Arizona ; and Phelps Dodge Mining Company (“Phelps Dodge). In its filed testimony, RUCO recommended that the ACC increase APS’ annual retail electricity revenues by $232 million, which would result in a rate increase of approximately 10.89%. In jointly-filed testimony, AECC and Phelps Dodge recommended that the ACC reduce APS’ requested annual increase by at least $131 million.
     Procedural Schedule
     As required by the procedural schedule, the parties will file additional testimony in the next few weeks, including APS’ rebuttal testimony which is due September 15, 2006. Hearings in the rate case are scheduled to begin on October 10, 2006. We cannot predict the timing or the outcome of this rate case or the resulting levels of regulated revenues.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION (Registrant)

Dated: August 21, 2006	By:	/s/ Donald E. Brandt

Donald E. Brandt
Executive Vice President and
Chief Financial Officer

ARIZONA PUBLIC SERVICE COMPANY
(Registrant)

Dated: August 21, 2006	By:	/s/ Donald E. Brandt

Donald E. Brandt
Executive Vice President and Chief Financial Officer
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